EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of First Citizens Bancshares, Inc. on Amendment No. 1 to Form S-4 of our report dated March 28, 2014 on the consolidated financial statements of Southern Heritage Bancshares, Inc. as of and for the years ended December 31, 2013 and 2012 and to the reference to us under the heading "Experts” in the registration statement.

/s/Crowe Horwath LLP

Brentwood, Tennessee

August 20, 2014